Exhibit 99.1

TRANSDIGM ANNOUNCES EXTENSION OF ITS EXCHANGE OFFER
FOR ITS 7 ¾% SENIOR SUBORDINATED NOTES DUE 2014

CLEVELAND, OH (August 20, 2007) — TransDigm Inc., a wholly-owned subsidiary of TransDigm Group Incorporated (NYSE: TDG), announced today that its pending offer to exchange up to $300 million aggregate principal amount of 7 ¾% Senior Subordinated Notes due 2014 that were issued on February 7, 2007 for an equal principal amount of 7 ¾% Senior Subordinated Notes due 2014 that have been registered under the Securities Act of 1933, as amended, which was previously scheduled to expire at 5:00 p.m., New York City time, on August 17, 2007, has been extended until 5:00 p.m., New York City time, on Wednesday, August 22, 2007, unless otherwise further extended or earlier terminated.  The Bank of New York Trust Company, N.A., the exchange agent for the exchange offer, has advised TransDigm Inc. that, as of 5:00 p.m., New York City time, on August 17, 2007, $299,850,000 in aggregate principal amount of the 7 ¾% Senior Subordinated Notes due 2014 (including notes tendered pursuant to guaranteed delivery procedures) had been validly tendered and not withdrawn in the exchange offer.  Except for the extension of the expiration date, all terms and conditions of the exchange offer are unchanged and remain in full force and effect.

A copy of the final prospectus related to the exchange offer and the related letter of transmittal may be obtained from The Bank of New York Trust Company, N.A., Corporate Trust Operations, Reorganization Unit, 101 Barclay Street, Floor 7 East, New York, New York 10286, Attention: Mrs. Carolle Montreuil.

This press release shall not constitute an offer to exchange or a solicitation of acceptance of the offer to exchange.  The exchange offer is being made solely by means of a prospectus and related letter of transmittal, each dated July 20, 2007.

About TransDigm Group

TransDigm Group Incorporated, through its wholly-owned subsidiaries, including TransDigm Inc., is a leading global designer, producer and supplier of highly engineered aircraft components for use on nearly all commercial and military aircraft in service today. Major product offerings, substantially all of which are ultimately provided to end-users in the aerospace industry, include ignition systems and components, gear pumps, mechanical/electro-mechanical actuators and controls, NiCad batteries/chargers, power conditioning devices, hold-open rods and locking devices, engineered connectors, engineered latches and cockpit security devices, lavatory hardware and components, specialized AC/DC electric motors, aircraft audio systems, specialized cockpit displays and specialized valving.

CONTACT:

Sean Maroney
Investor Relations
216.706.2945
ir@transdigm.com